Exhibit 10.30

AMENDED AND RESTATED ALLOY SERVICES AGREEMENT

This Amended and Restated Alloy Services Agreement (this “Alloy Services Agreement”) is made as of September 16, 2003 by and between Advanced Glassfiber Yarns LLC (hereinafter “Buyer”) and OWENS CORNING, a company incorporated under the laws of the State of Delaware and having its principal office at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659 (hereinafter “OC”).

WITNESSETH

WHEREAS, Buyer and OC have entered into an Alloy Services Agreement dated as of September 30, 1998, as amended by Amendment No. 1 thereto dated as of August 27, 2001, as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or otherwise modified, the “Original Agreement”);

WHEREAS, OC and Buyer, together with certain of their respective affiliates, are debtors-in-possession in separate reorganization cases under Chapter 11 of Title 11 of the United States Bankruptcy Code (each a “Reorganization Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS pursuant to the terms of a Stipulation dated September 16, 2003 among OC, certain of its affiliates and the Company (the “Stipulation”), OC and the Company have agreed, subject to Bankruptcy Court approval, (i) to execute and deliver this Alloy Services Agreement, the other Amended Contracts and New Agreements (each as defined in the Stipulation), and to cause the execution and delivery of such agreements by each of their respective affiliates that are party thereto and (ii) to assume, in their respective Reorganization Cases, the Assumed Contracts (as such term is defined in the Stipulation);

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement as follows:

1.	ESTABLISHMENT OF ALLOY ACCOUNTS

A.	Pursuant to the Original Agreement, OC has established one or more alloy accounts (the “Accounts”) in favor of Buyer evidencing the amounts of platinum and rhodium in alloy form originally purchased by Buyer pursuant to the Amended and Restated Asset Contribution Agreement, dated July 31, 1998 (the “ACA”) and to be serviced hereunder.

B.	OC will be responsible for maintaining and providing a monthly transaction summary for the Accounts. OC recognizes that the metals and alloy represented by the Accounts (other than the leased alloy as provided in paragraph 4 below) is Buyer property and will not assign it as collateral for any financing and it remains the sole property of Buyer even in case of termination of this Agreement.

2.	ALLOYING/DE-ALLOYING OF PRECIOUS METALS

A.	OC agrees to combine for Buyer platinum and rhodium into H alloy, J alloy, U alloy, thermocouple wire and other alloys as may be required from time to time in amounts as agreed upon by OC and Buyer in accordance with the requirements of Paragraph 2B herein. To direct OC to undertake alloying services, Buyer shall issue a purchase order to OC’s Alloy Manufacturing Operations in Concord, North Carolina. If Buyer issues an oral purchase order, the oral purchase order shall be confirmed by Buyer in writing within five (5) business days of the issue date. OC shall acknowledge receipt of each purchase order and provide the estimated date of shipment for the items covered by each purchase order.

B.	Any platinum and rhodium to be deposited by Buyer into the Accounts prior to alloying shall have a purity of 99.95% and 99.90, respectively.

Alloy metal in combined ingot form manufactured by OC hereunder shall have an alloyed purity of at least 99.7%. The attached Exhibit 1 provides for an allowance for other elements which shall be acceptable in the purity levels.

C.	The fee schedule for alloying services shall be determined for each calendar year by OC and shall be announced to Buyer as soon before the beginning of each calendar year as is practicable. The 2002/03 fee schedule for alloying is attached to this Alloy Services Agreement as Exhibit 2. The fees listed on Exhibit 2, paragraph A do not include inherent metal losses of the alloying process, which OC agrees will be no more than to be 0.2%. Such inherent metal losses will be charged against and deducted from the Accounts.

D.	All billings for alloying services shall be rendered by OC on a monthly basis shall be on prevailing OC credit terms, currently net thirty (30) days. Remittances to OC shall be made in U.S. Dollars by wire transfer to a bank to be determined by OC. Payment of fees for alloying services will be subject to an interest charge equal to the “base rate” of Citibank N.A. as announced from time to time (the “U.S. Prime Rate”) plus 2.0% per annum beginning on the 31st day after the invoice date if not then paid in full.

E.	The alloying fees described in this paragraph 2 shall be in addition to any other charges described in this Alloy Services Agreement.

F.	De-Alloying services will be quoted on request.

3.	FABRICATION AND/OR REPAIR SERVICES

A.	At the request of Buyer, OC will provide fabrication and/or repair services for Parts using Buyer’s alloys in accordance with OC design specifications. For purposes of this Alloy Services Agreement “Parts” means bushings, thermocouples and glass melter parts constructed from metal alloys.

B.	To direct OC to fabricate and/or repair one or more Parts, Buyer shall issue a purchase order to OC’s Alloy Manufacturing Operations in Concord, North Carolina specifying the fabrication or repair services to be performed by OC. If Buyer issues an oral release, the oral release shall be confirmed by Buyer in writing within five (5) business days of the issue date. OC shall acknowledge receipt of each release and provide the estimated date of shipment for the item(s) in the release. OC shall comply with the terms of Buyer’s purchase order which are consistent with the requirements of Section 3.A of this Agreement.

C.	The fee schedule for fabrication/repair services for the period October 1, 2001 through December 31, 2001 is set forth on attached Exhibit 6. The fees applicable for fabrication/repair services for subsequent calendar years shall increase at the rate equivalent to the change in the Producer Price Index (PPI) for Metalworking Machinery and Equipment for the prior year measured on a November 1 though October 31 basis. Further, Exhibit 2 sets forth the fee schedule for fabrication/repair services for certain Parts.

D.	Buyer and OC agree that fabrication of Parts will cause a loss of alloy not exceeding 0.45% of gross item weight. All such losses shall be charged against and deducted from the Accounts.

E.	Fees for services to fabricate and/or repair furnace parts, viscometer parts, finshields, center supports, precision fin adjustors, tip plugs and other special orders will be quoted by OC on request.

F.	OC and Buyer agree that Parts will be shipped no more than four (4) weeks from the date that an order is acknowledged (such four-week period being the “Committed Cycle Time”). Notwithstanding the foregoing, once a month Buyer may place an order for one Part for shipment within one week. Buyer’s orders will be processed at least on a proportionate basis to OC’s own processing needs.

G.	Billings for fabrication and/or repair services shall be rendered by OC on a monthly basis shall be on prevailing OC credit terms, currently net thirty (30) days from the day of invoice. Remittances shall be made in U.S. Dollars by wire transfer or check to a bank to be determined by OC. Payment of fees for fabrication and/or repair services will be made by Buyer subject to an interest charge of U.S. Prime Rate plus 2% per annum beginning on the 31st day after the invoice date if not then paid in full.

H.	Billings for the cost of delivery of Parts to and from the airport for shipment to or receipt from Buyer (all of which shall be the responsibility of Buyer) shall be rendered by OC on receipt of armored car services’ billings to OC.

I.	OC shall prepare and package Parts for shipment to Buyer in OC designed and provided reusable containers. Shipments will be made CPT, destination, airport basis. OC shall assist Buyer in negotiating and obtaining best terms for freight

J.	As soon as practicable after receipt, but in no case exceeding fourteen (14) days after receipt, Buyer shall return the reusable containers to OC GIF, OC Manufacturing Facility at Concord, North Carolina basis. Buyer may at each manufacturing location retain two (2) empty containers for its future use to return Parts for repair.

K.	The fabrication and/or repair and other fees described in this paragraph 3 shall be in addition to any other charges described in this Alloy Services Agreement.

L.	For returns of used Parts, Buyer shall return such Parts CIF, OC Manufacturing Facility at Concord, North Carolina. Buyer shall package the used Parts in an OC reusable container and Buyer shall comply with all other instructions provided by OC regarding the return of the Part.

4.	BRIDGE LEASING FOR POOL ACCOUNT

A.	Buyer agrees it is responsible to maintain at all times a balance in the Accounts to cover 110% of the purchase orders rendered hereunder (such percentage being the “Minimum Amount”); provided that the Buyer shall only be required to maintain the Minimum Amount during the Committed Cycle Time of any such purchase order rendered hereunder. Should Buyer enter an order or orders for Parts which order or orders result in one or more Accounts having a negative balance after considering the effect of the order(s), OC shall notify Buyer of the amount of alloy required to bring such negative Account or Accounts to a positive balance. Buyer shall be permitted to modify existing orders, contribute additional alloy or lease alloys from OC in order to bring such negative Account or Accounts to a positive balance. In consideration thereof, Buyer agrees to pay to OC a lease fee in an amount calculated per the applicable formula(s) set out in subparagraph B below.

B.	The applicable formula for lease fee determination for each alloy is as follows:

J Alloy Formula monthly charges:

The sum of (i)

(	(J alloy leased x 76.5% Pt ratio) x (Pt mkt. price x lease rate %) x (emergency factor))	x days in current month
360

and (ii)

(	(J alloy leased x 23.5% Rh ratio) x (Rh mkt. price x lease rate %) x (emergency factor))	x days in current month
360

H Alloy Formula monthly charges:

The sum of (i)

(	(H alloy leased x 90% Pt ratio) x (Pt mkt. price x lease rate %) x (emergency factor))	x days in current month
360

and (ii)

(	(H alloy leased x 10% Rh ratio) x (Rh mkt. price x lease rate %) x (emergency factor))	x days in current month
360

TC Alloy Formula monthly charges:

The sum of (i)

(	(TC alloy leased x 93.5% Pt ratio) x (Pt mkt. price x lease rate %) x (emergency factor))	x days in current month
360

and (ii)

(	(TC alloy leased x 6.5% Rh ratio) x (Rh mkt. price x lease rate %) x (emergency factor))	x days in current month
360

U Alloy Formula monthly charges:

The sum of (i)

(	(U alloy leased x 80% Pt ratio) x (Pt mkt. price x lease rate %) x (emergency factor))	x days in current month
360

and (ii)

(	(U alloy leased x 20% Rh ratio) x (Rh mkt. price x lease rate %) x (emergency factor))	x days in current month
360

Where:

J Leased = Quantity of J alloy leased in grams.

H Leased = Quantity of H alloy leased in grams.

TC Leased = Quantity of TC alloy leased in grams.

U Leased = Quantity of U alloy leased in grams.

Pt Mkt. Price = Closing Price of platinum in U.S. dollars per gram at the close of business in New York on the Metals Inventory Date in the month the negative balance occurs as published by Johnson & Matthey Inc.

Rh Mkt. Price = Average Closing Price of rhodium in U.S. dollars at the close of business in New York on the Metals Inventory Date in the month the negative balance occurs as published by Johnson & Matthey Inc.

Lease Rate = 15%

Emergency Factor = 1.05

The Metals Inventory Date Schedule for 2003/04 is attached hereto as Exhibit 3. The Metals Inventory Date schedule for each subsequent year shall be communicated in writing as soon before the beginning of each calendar year as is practicable. Buyer shall participate in the OC’s metals inventory process according to the Metals Inventory Date schedule.

C.	The lease fee shall be billed monthly for all months that Buyer’s Accounts are in negative status. All billings for bridge leasing shall be paid on prevailing OC credit terms, currently net thirty (30) days, unless expressly modified by this Alloy Services Agreement. Remittances to OC shall be made in U.S. Dollars by wire transfer to a bank to be determined by OC. Payments of bridge leasing fees will be subject to an interest charge equal to the U.S. Prime Rate plus 2.0% per annum beginning on the 31st day after invoice date if not them paid in full.

D.	Fees for bridge leasing described in this paragraph 4 shall be in addition to any other charges described in this Alloy Services Agreement.

E.	Buyer and OC may agree from time to time to change alloy compositions from those shown in the above formulae, and the appropriate percentages of platinum and rhodium shall be substituted in the affected formula to determine the new alloy’s lease fee monthly payment.

F.	It is agreed that the bridge leasing provided for in this paragraph 4 is intended only for Buyer’s short term unexpected needs. Buyer agrees that any needs exceeding thirty (30) days shall be satisfied by Buyer purchasing and depositing in the Accounts additional platinum and/or rhodium.

5.	OC ALLOY POLICIES

In addition to the provisions contained herein, the agreements of the parties represented hereby shall be further subject to OC Alloy Policies AO A251 and A451 (the “Alloy Policies”), Exhibits 4 and 5 respectively. OC reserves the right to amend the Alloy Policies at any time and from time to time on thirty (30) days’ prior written notice. To the extent there is a conflict between the terms of this Alloy Services Agreement and the Alloy Policies, the terms of this Alloy Services Agreement shall control.

6.	METAL OPERATING LOSSES

During the normal course of operating an alloyed part, there will be a percentage of alloy loss noted after the part is removed. This loss will be charged against and deducted from the Accounts. The charge for this loss will be the difference in part weight when shipped out new less the used part weight when returned. OC shall account to Buyer for any alloys recovered on Buyer’s behalf using the same procedure as OC uses for its licensees and affiliates.

7.	EFFECTIVENESS; TERM

A.	The effectiveness of the terms and provisions of this Alloy Services Agreement, the other Amended Contracts and the New Agreements is subject to the occurrence of the Effective Date (as such term is defined in the Stipulation). If the Effective Date does not occur, this Alloy Services Agreement, each other Amended Contract and each New Agreement shall be null and void ab initio and the relationship among the parties under the Pre-Petition Agreements (as defined in the Stipulation) shall be deemed restored status quo ante.

B.	Subject to Paragraph 7.A., this Agreement shall be deemed effective as of September 30, 1998, provided that any modifications to the Original Agreement resulting from the effectiveness of this Amended and Restated Alloy Services Agreement shall only be effective from and after and only in respect of periods following the Effective Date unless expressly provided otherwise hereunder. Unless earlier terminated as provided herein, this Agreement shall continue in full force and effect for the period of ten years and three months through and including December 31, 2008 (the “Initial Term”). This Agreement is renewable at the option of either party for consecutive terms of five years unless terminated by either party upon twenty-four (24) months, prior written notice. The Initial Term, together with all renewal periods thereof, is referred to hereinafter as the “Term.”

8.	EXCLUSIVITY

A.	OC shall be Buyer’s exclusive provider of alloying services and fabrication and repair services with regard to Parts which are utilized by Buyer, except that during any calendar year during the Term Buyer may obtain up to eight percent (8%) of its bushing fabrication services from any entity other than Buyer or OC (hereinafter referred to as a “Third Party”), provided that such eight percent (8%) limitation shall not apply to Parts (i) that are not produced by OC as of the date hereof (“New Parts”), provided that improvements or modifications to any Parts produced by OC as of the date hereof shall not be deemed to be New Parts or (ii) the demonstrated delivery times thereof (based on an average delivery times over a rolling 52-week period), as measured from the date of acknowledgement by OC of such order thereof, exceed five weeks. Notwithstanding the foregoing, Buyer may not obtain any fabrication services from Third Party sources with regard to ST Patch Thermocouple technology. In the event that Buyer exceeds the eight percent (8%) of its bushing fabrication limit, Buyer shall notify OC by January 31 of the ensuing year of the amount by which it exceeds the limit and shall pay OC’s lost profit margin for such amount. Exceptions to the limitations set forth in this Paragraph 8.A. shall be made by mutual agreement of both parties acting reasonably in good faith.

B.	OC shall not, during the longer of the period extending through December 31, 2008 or the “Non-Compete Term” (as defined in the Amended and Restated Non-Compete Agreement dated as of September 15, 2003 by and between OC and Buyer (as such agreement may be further amended, supplemented or otherwise modified, hereinafter the “Non-Compete Agreement”)):

1.	provide Parts to any Third Party who utilizes such Parts to manufacture “Restricted Products” (as defined in the Non-Compete Agreement) in competition with Buyer; or

2.	without the prior written consent of Buyer:

a.	set in castable refractory for any Third Party bushings for the production of Restricted Products in competition with Buyer; or

b.	provide to or fabricate for any Third Party:

i.	alloy parts for paramelters;

ii.	S2 glass bushings; or

iii.	ST Patch thermocouples, tip-plate thermocouples, or tube thermocouples.

C.	In the event that OC fabricates any Parts for Taiwan Glass Ind. Corp. or any company controlling, controlled by, or under common control with, Taiwan Glass Ind. Corp. (collectively “Taiwan Glass”), OC shall pay to Buyer a commission equal to five percent (5%) of all “gross sales” of all Parts used for the manufacture of Restricted Products sold by OC to Taiwan Glass. For purposes of this Agreement, “gross sales” shall mean the gross sales based on OC’s sales price to Taiwan Glass less quantity discounts and actual returns, but no deduction shall be made for uncollectible accounts and commissions. OC shall provide Buyer within sixty (60) days after each of June 30 and December 31, reports setting forth for the preceding six (6) month period, the amount of Parts sold by OC to Taiwan Glass, the gross sales thereof, and the amount of commission due to Buyer with respect to the foregoing. With each such commission report, OC shall include the payment of the commission due. Buyer shall have 180 days from receipt of the report to request such other reasonable supporting documentation relating to selling prices and quantity (but not type) of Parts sold by OC to Taiwan Glass during such six (6) month period and to dispute the amount of the commission paid to Buyer for such period.

D.

Notwithstanding Paragraph 8.B.1. and subject to the limitations in Paragraphs 8.B.2 and 8.C. above, OC may provide Parts to Third Parties on a build-to-print basis (hereinafter “Third Party Design”). In order to protect Buyer’s intellectual property rights (including, but not limited to, Buyer’s trade secrets and the rights under the Master Patent and Know How Assignment dated September 30, 1998 by and between OC and Buyer (hereinafter the “Assignment Agreement”) and under the Patent and Know How License Agreement dated September 30, 1998, as amended by Amendment No. 1 thereto dated as of September 15, 2003 by and between OC and Buyer (as such agreement may be further amended, supplemented or otherwise modified, hereinafter the “License Agreement”)), however, OC shall not provide design or operational support for the performance improvement for such Parts.

OC may modify a Third Party Design to be consistent with OC bushing fabrication processes, provided that such modification are not to:

a.	the internal (gussets, tip plate) support system;

b.	the external (gussets, strengthening member) support system;

c.	the current injection system; or

d.	a screen.

In the event that OC desires to modify a Third Party Design and the desired modification is one of the categories a. through d. identified above, OC shall provide written notice to Buyer: i) identifying such modification; and ii) including a certification (a sample is attached hereto as Exhibit 7) by an OC representative, knowledgeable in the design of such Part, that the modification either will not produce an improvement in throughput, break level, yardage control, or bushing life or specifying the anticipated nature and degree of any such improvement. Buyer shall have ten days to provide written notice that it objects to such modification. Any such objection shall not be made unreasonably. If Buyer does not timely give notice of an objection, OC may make such modification to the Third Party Design.

E.	When considering requests from OC to perform services for Third Parties under Paragraph 8.B.2 or 8.C. above, Buyer agrees to act reasonably and in good faith when considering whether to grant its consent to such requests.

9.	CONFIDENTIALITY

A.	Buyer shall not disclose any information relating to ST Patch to Third Parties from whom Buyer seeks fabrication services as set forth in Paragraph 8.A above.

B.

In connection with providing to Third Parties on a build-to-print basis Parts to be used to manufacture Restricted Products, OC will receive design information from such Third Parties. OC and Buyer agree that their agreement to notify each other of potential Third Party infringement as set forth in Paragraph 6.8(a) of the License Agreement is subject to any agreement(s) between OC and such Third Parties regarding OC’s fabrication services and therefore OC may not be able to provide the notifications contemplated by Paragraph 6.8(a). This shall not be construed to allow OC to omit the notice of a modification to a Third Party Design as set forth above. OC and Buyer agree that the provision of such Parts by

OC to Third Parties, when provided in good faith compliance with the conditions set forth in this Alloy Services Agreement, shall not be considered to be a breach of OC obligations under the License Agreement.

10.	INSURANCE

OC agrees to take reasonable precautions where possible to minimize the risk of loss of precious metals in the Accounts while in the custody of OC. OC assumes all risk of loss for precious metals, whether in fabricated form or in the form of pure alloy or precious metals, while located at OC manufacturing facilities. Buyer assumes all risk of loss at all other times and regardless of where located for all precious metals in the Accounts, whether in fabricated form or in the form of pure alloy or precious metals. Buyer shall remain responsible to procure all appropriate insurance at its own expense for those losses for which it is responsible.

11.	WARRANTY/LIMITATION OF LIABILITY

A.	OC warrants that the Parts when delivered to Buyer shall conform to OC specifications and shall be free and clear of all liens and encumbrances. Any services rendered in connection with the alloying of metals or the fabrication of Parts shall be performed in a workmanlike manner. OC further warrants that it shall have complied with all applicable laws, regulations, ordinances and codes and OC shall have obtained those permits, licenses, approvals and certificates, reasonably necessary for the manufacture, packaging, storage and handling the Parts and the provision of such other services hereunder at OC’s manufacturing facilities.

B.	EXCEPT AS PROVIDED IN PARAGRAPH 11(A) HEREIN, OC MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SERVICES DELIVERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE, EVEN IF DISCLOSED TO OC, AND OC HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY.

C.	OC’s sole liability with respect to the services provided by OC under this Alloy Services Agreement, and whether based upon breach of warranty, negligence, strict liability, tort, breach of contract or any other theory, shall be limited to and shall in no event in the aggregate exceed the fees charged hereunder for the services sold hereunder. OC shall have no liability to any person other than Buyer by virtue of the sale of the services hereunder and the other matters contemplated by this Alloy Services Agreement.

D.

Buyer’s sole and exclusive remedy and the limit of OC’s liability for breach of the warranty set forth in paragraph 11(A), whether based upon breach of warranty, negligence, strict liability, tort, breach of contract or any other theory, shall be, at OC’s option, (a) replacement of the non-conforming Parts, without charge, F.O.B.

Buyer’s manufacturing facility; or (b) refund of the purchase price paid in respect of such non-conforming Parts, plus commercially reasonably charges in connection with the return or disposition of the non-conforming Parts. If OC elects to replace the non-conforming Parts, it shall do so at no cost to Buyer within seven days unless the parties agree otherwise. To effect this sole and exclusive remedy, Buyer must make its claim for breach of warranty within 12 months of the date of shipment of the Parts, and any such claim not then made shall be irrevocably waived.

E.	THE FOREGOING IS THE ENTIRE OBLIGATION OF OC PURSUANT TO THIS AGREEMENT. OC SHALL NOT BE LIABLE PURSUANT TO THIS AGREEMENT FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PENAL DAMAGES TO ANY PERSON, WHETHER BASED UPON BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, TORT, BREACH OF CONTRACT OR ANY OTHER THEORY, OR FOR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS ALLOY SERVICES AGREEMENT. ADDITIONAL, CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PENAL DAMAGES SHALL NOT BE RECOVERABLE EVEN IF THE REPLACEMENT OR REFUND REMEDY FOR OC’S BREACH OF ITS LIMITED WARRANTY FAILS OF ITS ESSENTIAL PURPOSE OR FOR ANY OTHER REASON.

F.	No statement or recommendation made or assistance given by OC, or its representatives, either oral or in any literature or other documentation, to Buyer, its customers or any other persons in connection with the services provided hereunder, shall constitute a waiver by OC of any provision hereof or affect OC’s liability as herein defined; and no such statement, recommendation or assistance that is not expressly required by the provisions of this Alloy Services Agreement shall subject OC to any liability of any nature whatsoever.

12.	NON-ASSIGNABILITY

This Alloy Services Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void. Notwithstanding any nonassignment provisions contained in this Section 12, Buyer, or any permitted assignee or transferee of Buyer, may assign or otherwise transfer some or all of its rights and/or obligations hereunder (i) to any entity or entities, or any assignee of such entity or entities, providing financing for the transactions contemplated by this Agreement or to any entity or entities providing to Buyer, Buyer’s Affiliates, or to any such permitted assignee of Buyer, financing relating to the Business (collectively, the “Financing Sources”), (ii) to any Affiliate of Buyer, provided that (x) such Affiliate shall agree with OC and its permitted assignees or transferees, if any, in writing to assume the Buyer’s obligations hereunder and (y) any such assignment to an Affiliate of the Buyer shall not relieve the Buyer from its obligations hereunder or (iii) to any entity to which Buyer, or any assignee or transferee of Buyer, assigns, sells, transfers or otherwise conveys (A) all or substantially all of the assets constituting the Business (a “Complete Assignment”) or (B) all or substantially all of the assets constituting either the Aiken Facility, the Huntingdon Facility or the South Hill Facility (a “Partial Assignment”), provided that such acquiring entity agrees with and acknowledges in writing to OC and its permitted assignees or transferees, if any, that this Agreement shall be binding upon and enforceable against such entity as though such acquiring entity were Buyer and that such entity shall perform all of Buyer’s obligations hereunder. Notwithstanding any nonassignment provisions contained in this Section 12, OC, or any permitted assignee or transferee of OC, may assign or otherwise transfer some or all of its rights and/or obligations hereunder (i) to any Affiliate of OC, provided that (x) such Affiliate shall agree with Buyer and its permitted assignees or transferees, if any, in writing to assume the OC’s obligations hereunder and (y) any such assignment to an Affiliate of the OC shall not relieve the OC from its obligations hereunder or (ii) to any entity to which OC, or any assignee or transferee of Buyer, assigns, sells, transfers or otherwise conveys any portion of its business which owns, licenses, or uses Business Patents or Business Know How (as each is defined in the License Agreement), provided that such acquiring entity agrees with and acknowledges in writing to Buyer and its permitted assignees or transferees, if any, that this Agreement shall be binding upon and enforceable against such entity as though such acquiring entity were OC and that such entity shall perform all of OC’s obligations hereunder. To the extent that assignment and/or transfer of any of the rights, privileges, and/or obligations is permitted, this Agreement shall be binding on, and except as otherwise expressly provided, shall inure to the benefit of, the legal successors, assigns, or representatives of the parties. For purposes of this Section 12, capitalized terms used herein without definition, are used as defined in the LLC Interest and Sale Purchase Agreement dated as of September 30, 1998 by and between OC and Glass Holdings, Inc., as amended from time to time.

13.	AMENDMENT; WAIVER

This Alloy Services Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Alloy Services Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Alloy Services Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.	NOTICES

All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to Buyer:	Advanced Glassfiber Yams LLC 2558 Wagener Road Aiken, South Carolina 29801 Fax: 803-643-1424 Attention: Chief Operating Officer

With a copy to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Fax: 212-969-2900 Attention: Scott K. Rutsky

If to OC:	Owens Corning Glass Metal Services 4545 Enterprise Drive Concord, North Carolina 28025 Fax: 704-721-2047 Attention: Plant Manager

With a copy to:

Owens Corning World Headquarters

One Owens Corning Parkway

Toledo, Ohio 43659

Fax:419-248-1723

Attention: Law Department

Owens Corning Business Development and Strategy

Composites Solutions Business

2790 Columbus Road – Mail 11-1

Grainville, Ohio 43023-1200

Fax: 740-321-4095

Attention: Alan Foster

or to such other address as any such party shall designate by written notice to the other parties hereto.

15.	TAXES

Buyer shall pay to the proper authority, when and as the same become due and payable, all taxes, duties, assessments and similar charges which at any time during the term of this Alloy Services Agreement may be taxed, assessed or imposed upon Buyer or OC with respect to the services provided under this Alloy Services Agreement (other than any tax properly imposed by the laws of any foreign jurisdiction or the United States upon OC, said tax being in the nature of an income tax and measured by the amount of payments to be made pursuant to this Agreement).

16.	FORCE MAJEURE

Neither party shall be liable to the other for delay or failure to perform in whole or in part, by reason of contingencies or events which: (i) are beyond the reasonable control of the party whose performance is affected, (ii) are unforeseeable, and (iii) could not have been reasonably prevented, whether herein specifically enumerated or not (a “Force Majeure Event”). These contingencies include, among others, act of God, act of war, revolution, riot, acts of public enemies, fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty or accident, earthquake, flood, cyclone, tornado, hurricane or other windstorm, or by reason of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement or any other act of any governmental authority, foreign or domestic, local, state or federal (provided that the Force Majeure Event does not arise due to or is connected in any way with a violation by party hereto of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement of any governmental authority) except that contingencies shall not include a downturn in Buyer’s or OC’s business or general economic downturn. A party so affected by a Force Majeure Event shall: (i) promptly give written notice to the other party whenever such contingency or other act becomes reasonably foreseeable (including an estimate of the expected duration of the Force Majeure Event and its probable impact on the performance of such party’s obligations hereunder); (ii) exercise all reasonable efforts to continue to perform its obligations hereunder; (iii) use its commercially reasonable best efforts to overcome or mitigate the effects of the contingency as promptly as possible and (iv) promptly give written notice to the other party of the cessation of such contingency. Neither party, however, shall be required to resolve a strike, lockout or other labor problem in a manner which it alone does not deem proper and advisable. In no event shall any Force Majeure Event excuse party’s failure to pay when due any monetary obligation hereunder. In the case of any Force Majeure Event relied on by OC, OC agrees that it shall treat Buyer no less favorably than the most favorably treated Affiliate or customer of OC in dealing with or adjusting to the consequences of such Force Majeure Event and in relation to the allocation of any Products, the production or availability of which may have been interrupted or diminished.

Deliveries of the Parts omitted due to any Force Majeure Event affecting OC or Buyer shall, without liability, reduce by an equivalent quantity the quantity of Parts to be sold and delivered during the period in which the Force Majeure Event occurred. To determine the quantity of Parts that would have been sold, the parties shall assume that Buyer’s most recent estimates would have been purchased on a ratable basis.

17.	GOVERNING LAW

This Alloy Services Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State without giving to the conflicts of law principles thereof.

18.	SEVERABILITY

If any provision of this Alloy Services Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Alloy Services Agreement shall not be affected and shall remain in full force and effect.

19.	DEFAULT

Except as otherwise specifically provided in this Alloy Services Agreement, if either party fails to perform any of the terms of this Alloy Services Agreement, (a) the other party may defer its performance under this Alloy Services Agreement until the default is cured by the defaulting party, or (b) at its option, the party may treat such default as a breach of the entire Alloy Services Agreement and, if such default is not cured within 30 days after the giving of notice thereof to the defaulting party (or, in the case of default in payment of monies, within 10 business days), may immediately terminate this Alloy Services Agreement upon notice to the defaulting party. This Alloy Services Agreement shall terminate automatically, without necessity of notice, in the event Buyer or OC makes an assignment for the benefit of creditors, generally is adjudicated bankrupt or in the event of the filing of any voluntary or involuntary petition in bankruptcy against Buyer or OC or the appointment of a receiver for Buyer or OC or any substantial part of their respective properties, other than in connection with the Reorganization Cases.

20.	SURVIVAL

The provisions of paragraphs 3G, 11 and 25 of this Agreement shall survive any termination or expiration hereof, other than any termination or expiration that occurs as a result of the non-occurrence of the Effective Date (as defined in the Stipulation).

21.	SECTION HEADINGS

The section headings contained in this Alloy Services Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.	ENTIRE AGREEMENT

This Alloy Services Agreement and Exhibits set forth the entire understanding of the parties hereto, and amends, restates and supersedes in its entirety the Original Agreement and no modifications or amendments to this Alloy Services Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.

23.	COUNTERPARTS

This Alloy Services Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

24.	PUBLICITY

Each of the Buyer and OC agrees not to use the name or trademarks or logos of the other party or its divisions or affiliates in any publicity, packaging, marketing materials, or other promotional activities or materials without the prior written consent of the other party.

25.	RELATIONSHIP TO OTHER AGREEMENTS

Except as specifically provided, nothing in this Alloy Services Agreement shall alter, change, expand, diminish or otherwise amend (hereinafter “Changes”) in any manner, the scope of the rights, obligations and licenses of either Buyer or OC under the Non-Compete Agreement, the License Agreement, or the Assignment Agreement either during the Term of this Alloy Services Agreement or after its termination or expiration. To the extent that anything in this Alloy Services Agreement is interpreted to be a Change to the Non-Compete Agreement, the License Agreement, or the Assignment Agreement, such Change shall have no further force or effect after this Alloy Services Agreement is terminated or has expired. To the extent that OC’s fabrication, support, refurbishment, setting in castable refractory, or provision of Parts in accordance with the terms of this Alloy Services Agreement could be construed to breach any of the rights, obligations, or licenses under the Non-Compete Agreement, the License Agreement, or the Assignment Agreement, the parties explicitly acknowledge that such activity is as permitted exception to such rights, obligations, or licenses, during the term of this Alloy Services Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Alloy Services Agreement to be duly executed as of the date first written above.

OWENS CORNING

By:	/s/ John W. Christy
Name:	John W. Christy
Title:	Vice President, Transactions & Assistant Secretary

ADVANCED GLASSFIBER YARNS LLC

By:	/s/ Gary Bernhardy
Name:	Gary Bernhardy
Title:	COO